Exhibit 3.1
ARTICLES OF AMENDMENT OF THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
NAVIOS MARITIME ACQUISITION CORPORATION
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT
The undersigned, Secretary of NAVIOS MARITIME ACQUISITION CORPORATION, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation hereby certify:
1.	The name of the Corporation is: Navios Maritime Acquisition Corporation

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 14th day of March 2008 and Amended and Restated Articles of Incorporation of the Corporation were filed with the Registrar of Corporation as of the 2nd day of June 2010.

3.	Article Four of the Amended and Restated Articles of Incorporation is hereby amended as follows:
          Fourth: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 260,000,000 registered shares of which 250,000,000 registered shares shall be common stock, of the par value of $.0001 per share, and 10,000,000 registered shares shall be preferred stock, of the par value of $.0001 per share.
          (A) Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the BCA. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by Articles of Amendment to these Articles of Incorporation authorized by an affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
          (B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

4.	The amendment to the Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.
IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation on this 9th day of February, 2011 under penalty of perjury pursuant to section 5 of the Business Corporations Act.

/s/ Vasiliki Papaefthymiou
Vasiliki Papaefthymiou
Secretary